Exhibit 2.4

AGREEMENT

This AGREEMENT (this “Agreement”) dated as of July 15, 2003, is by and between Knology, Inc., a Delaware corporation (“Knology”), and GLA New Ventures, L.L.C., a Missouri limited liability company (“GLA”).

Recitals

WHEREAS, Knology (or its designee) proposes to acquire certain assets, and assume certain liabilities, of Verizon Media Ventures Incorporated (“Verizon Media”) relating to Verizon Media’s cable systems located in Pinellas County, Florida and Cerritos, California (the “Verizon Businesses”);

WHEREAS, pursuant to an agreement, dated April 18, 2003 as amended May 29, 2003 and June 26, between Verizon Media and GLA (the “Exclusivity Agreement”), Verizon Media has granted to GLA certain exclusive rights to negotiate with Verizon Media with respect to the purchase the Verizon Businesses; and

WHEREAS, GLA has required that Knology enter into this Agreement as a condition to GLA’s agreement to allow Knology to negotiate with Verizon Media with respect to the purchase of the Verizon Businesses, and to consummate any such purchase, without regard to GLA’s rights under the Exclusivity Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

TERMS OF TRANSACTIONS

1.1 GLA Authorization and Release.

(a) In consideration of Knology’s covenants and agreements set forth herein, GLA hereby expressly authorizes Knology to negotiate directly with Verizon Media with respect to the purchase by Knology (or its designee) of the Verizon Businesses (the “Proposed Transaction”), to enter into such definitive agreements relating to the Proposed Transaction as Knology and Verizon Media shall agree (each a “Verizon Agreement”), and to consummate the Proposed Transaction, notwithstanding GLA’s rights under the Exclusivity Agreement or otherwise. GLA shall have no obligation to provide Knology or any subsidiary with any funding for any Proposed Transaction.

(b) GLA expressly agrees that, whether or not Knology enters into any Verizon Agreements or consummates the Proposed Transaction, GLA, on behalf of itself, its members and its successors and assigns, hereby waives, relinquishes and releases

Knology and its subsidiaries (and their respective officers, directors, shareholders, employees and agents, and all successors, assigns, heirs and personal representatives thereof) (each a “Knology Party”) from and against any and all claims, demands, causes of action of any nature whatsoever, at law or in equity (including causes of action in tort), losses, damages, liabilities, obligations, contracts, warranties (both express and implied), costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, whether foreseen or unforeseen, known or unknown, accrued or contingent, direct or indirect, which GLA or its members or employees might assert or allege against any Knology Party at any time by reason of or arising out of negotiations by any Knology Party with Verizon Media in respect of any Proposed Transaction (including any such negotiations occurring prior to the date hereof), entry by any Knology Party into any Verizon Agreement, or consummation by any Knology Party of any Proposed Transaction.

(c) GLA further agrees never to bring, commence, prosecute, maintain, cause or aid in any way, any suit or action, either at law or in equity, against any Knology Party in any court or before any other administrative or judicial authority based upon any claims, demands, causes of action, losses, damages, liabilities, obligations, contracts, warranties, costs or expenses covered by the preceding sentence, and this covenant not to sue may be pleaded as an affirmative defense to any action or other proceeding which may be brought, instituted or taken by any party or its predecessors, successors or assigns and all past and present shareholders, directors, officers, agents, affiliates, heirs, and personal representatives, in breach of this covenant.

(d) Knology expressly agrees that, whether or not Knology enters into any Verizon Agreements or consummates the Proposed Transaction, each Knology Party hereby waives, relinquishes and releases any GLA and its members, managers, officers, employees and agents, and all successors, assigns, heirs and personal representatives thereof (each a “GLA Party”) from and against any and all claims, demands, causes of action of any nature whatsoever, at law or in equity (including causes of action in tort), losses, damages, liabilities, obligations, contracts, warranties (both express and implied), costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, whether foreseen or unforeseen, known or unknown, accrued or contingent, direct or indirect, which Knology or its subsidiaries might assert or allege against GLA Party at any time by reason of or arising out of negotiations by any Knology Party with Verizon Media in respect of any Proposed Transaction (including any such negotiations occurring prior to the date hereof), entry by any Knology Party into any Verizon Agreement, or consummation by any Knology Party of any Proposed Transaction.

(e) Knology further agrees never to bring, commence, prosecute, maintain, cause or aid in any way, any suit or action, either at law or in equity, against any GLA Party in any court or before any other administrative or judicial authority based upon any claims, demands, causes of action, losses, damages, liabilities, obligations, contracts, warranties, costs or expenses covered by the preceding sentence, and this covenant not to sue may be pleaded as an affirmative defense to any action or other proceeding which may be brought, instituted or taken by any party or its predecessors, successors or assigns and all past and present shareholders, directors, officers, agents, affiliates, heirs, and personal representatives, in breach of this covenant.

(f) Notwithstanding the provisions of paragraphs (b), (c), (d) and (e) above, neither party releases the other from any of the other party’s covenants in this Agreement and may commence any action to enforce any such covenant.

1.2 Continued Cooperation. Until August 30, 2003, (i) Knology shall not directly or indirectly solicit, discuss or encourage any third party to engage in negotiations with Verizon Media or any of its affiliates to acquire the Verizon Businesses or any part thereof and (ii) GLA shall not directly or indirectly solicit, discuss or encourage any third party to engage in negotiations with Verizon Media or any of its affiliates to acquire the Verizon Businesses or any part thereof. Nothing in this Section 1.2 shall prohibit Knology from pursuing third party financing for its acquisition of the Verizon Businesses.

1.3 Employment of GLA Personnel by Knology. Subject to consummation of the Proposed Transaction, Knology shall (or shall cause one or more of its subsidiaries to) offer to hire nine employees of GLA listed in Exhibit A (the “Key Employees”) on terms and conditions and with salaries consistent with other similarly situated employees of Knology and its subsidiaries and with benefits under Knology’s existing benefit plans and programs. None of the Key Employees will be required to relocate from the St. Louis area for a period of twelve months following the date of closing of the Proposed transaction.

1.4 Issuance of Knology Warrants. Subject to consummation of the Proposed Transaction, Knology agrees to issue to GLA (or its assignee), as an inducement to GLA’s execution of this Agreement, warrants to purchase an aggregate of 10,000,000 shares of Knology’s common stock (such number to be appropriately adjusted to reflect the effect of any event described in Section 6 of the form of warrant agreement attached hereto as Exhibit B occurring after the date of this Agreement and prior to the date such warrants are issued). The warrants will be evidenced by the form of warrant agreement attached hereto as Exhibit B. The warrants will have an exercise price equal to the per share price at which Knology actually issues common stock in any public offering or private placement the proceeds of which are used to fund the acquisition of the Verizon Businesses. As used in this Agreement, “Warrant Securities” shall mean and refer to any warrants to purchase any shares of Knology common stock and any Knology securities issued upon exercise of such warrants.

1.5 Sandler Release. Prior to consummation of the Proposed Transaction, GLA will obtain from Sandler Capital a release in substantially the form attached hereto as Exhibit C (the “Sandler Release”) waiving all claims and interest Sandler Capital may have in the Proposed Transaction and GLA will provide Knology with a copy of the Sandler Release.

1.6 GLA Expenses. Knology shall, upon consummation of the Proposed Transaction, reimburse GLA for its reasonable and customary out-of-pocket expenses arising out of GLA’s pursuit of the Verizon Businesses (including expenses in connection with obtaining the Sandler Release); provided, that such out-of-pocket expenses shall be verified with written documentation provided to Knology and shall not exceed $150,000. In the event Knology does not consummate the Proposed Transaction, Knology shall reimburse GLA for $25,000 in consideration of GLA’s expenses in connection with obtaining the Sandler Release.

1.7 DH Capital Fees. Knology will, upon consummation of the Proposed Transaction, reimburse GLA’s investment banker, DH Capital, LLC (“DH Capital”), its fee in an amount not to exceed $400,000. The parties recognize that the Proposed Transaction is not the transaction presented by DH Capital and the parties intend to negotiate a substantial reduction in these fees. In the event DH Capital asserts any claims under the fee agreement between DH Capital and GLA, Knology shall assume the defense of any such claim, at its expense using counsel of its choosing, and shall have the right to settle and compromise any such claim with the consent of GLA (which consent shall not be unreasonably withheld or delayed); provided, that in no event shall Knology be responsible for the amount of any judgment or other award in favor of DH Capital in excess of $400,000.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF KNOLOGY

As an inducement for GLA to enter into this Agreement, Knology represents and warrants to GLA as follows:

2.1 Organization and Good Standing; Power and Authority. Knology is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Knology has all necessary power and authority under all applicable provisions of law to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Knology of this Agreement and all other instruments or documents executed by Knology in connection with the transactions contemplated by this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Knology. When executed and delivered, this Agreement and all other instruments or documents executed by Knology in connection with the transactions contemplated by this Agreement shall have been duly executed and delivered, and constitute legal, valid and binding obligations of Knology, enforceable in accordance with their respective terms.

2.2 No Conflict. Neither the execution and delivery of this Agreement or any of the other agreements referred to herein to which Knology is a party nor the consummation or performance of any of the transactions contemplated hereunder or thereunder by Knology will, directly or indirectly, contravene, conflict with, or result in a violation of or default under any provision of Knology’s certificate of incorporation or bylaws or any statute, law, rule, or regulation or any order of any court of other governmental agency or authority to which Knology may be subject. No action is required to be taken by any governmental agency or authority and no consent, authorization or order of any governmental agency or authority or any other third party is required to be obtained in connection with the execution and delivery of this Agreement by Knology or the consummation by Knology of the transactions contemplated hereby.

2.3 Capitalization. Based on the number of outstanding shares of Knology capital stock and outstanding warrants and options to purchase shares of Knology capital stock as of the date of this Agreement, the 10,000,000 shares of common stock for which warrants are to be issued to GLA pursuant to Section 1.4 would represent approximately 5.25% of Knology’s outstanding shares of common stock after giving effect to conversion of all shares of Knology’s preferred stock and exercise of all outstanding warrants (including the warrants issuable pursuant to Section 1.4) and options to purchase Knology capital stock, whether or not such warrants or options are exercisable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GLA

As an inducement for Knology to enter into this Agreement, GLA represents and warrants to Knology as follows:

3.1 Organization and Good Standing; Power and Authority. GLA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri. GLA has all necessary power and authority under all applicable provisions of law to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by GLA of this Agreement and all other instruments or documents executed by GLA in connection with the transactions contemplated by this Agreement have been duly and validly authorized and approved by all necessary action on the part of GLA. When executed and delivered, this Agreement and all other instruments or documents executed by GLA in connection with the transactions contemplated by this Agreement shall have been duly executed and delivered, and constitute legal, valid and binding obligations of GLA, enforceable in accordance with their respective terms. GLA represents and warrants that no claim released by it pursuant to Section 1.1 (b) has been assigned, expressly, impliedly, or by operation of law, to any other person.

3.2 No Conflict. Neither the execution and delivery of this Agreement or any of the other agreements referred to herein to which GLA is a party nor the consummation or performance of any of the transactions contemplated hereunder or thereunder by GLA will, directly or indirectly, contravene, conflict with, or result in a violation of or default under any provision of GLA’s certificate of formation, operating agreement or other governing instruments or any statute, law, rule, or regulation or any order of any court of other governmental agency or authority to which GLA may be subject. No action is required to be taken by any governmental agency or authority and no consent, authorization or order of any governmental agency or authority or any other third party is required to be obtained in connection with the execution and delivery of this Agreement by GLA or the consummation by GLA of the transactions contemplated hereby.

3.3 Investment Representations. GLA understands that no Warrant Securities have been or will be registered under the Securities Act. GLA also understands that Warrant Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the GLA’s representations contained in this Agreement. GLA hereby represents and warrants as follows:

3.3.1 GLA Bears Economic Risk. GLA has substantial experience in evaluating and investing in transactions of securities in companies similar to Knology so that it is capable of evaluating the merits and risks of its investments received from Knology and has the capacity to protect its own interests. GLA understands that any Warrant Securities received pursuant to this Agreement are highly speculative and involves substantial economic risk. GLA understands that it must bear the economic risk of this investment indefinitely unless the Warrant Securities are registered pursuant to the Securities Act, or an exemption from registration is available, and that GLA may sustain, and is financially able to sustain, a complete loss of its investment pursuant to this Agreement. LA understands that Knology has no present intention of registering any Warrant Securities. LA also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow GLA to transfer all or any portion of the Warrant Securities under the circumstances, in the amounts or at the times GLA might propose.

3.3.2 Acquisition for Own Account. LA is receiving the Warrant Securities for its own account for investment only, and not with a view toward their distribution in violation of applicable securities laws.

3.3.3 GLA Can Protect Its Interest. LA represents that, by reason of its or of its management’s business or financial experience, GLA has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, GLA is aware of no publication of any advertisement in connection with the transactions contemplated by the Agreement.

3.3.4 Accredited Investor. GLA represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

3.3.5 Knology Information. GLA has had an opportunity to discuss Knology’s business, management and financial affairs with directors, officers and management of Knology. GLA has had the opportunity to review the most recent public filings of Knology, including, but not limited to, the annual report on Form 10-K, quarterly reports on Form 10-Q, annual meeting proxy statement, Forms 8-K and other related filings which are publicly available at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001096788. GLA has also had the opportunity to ask questions of, and receive answers from, Knology and its management regarding Knology’s business and the terms and conditions of the Warrant Securities.

3.3.6 Transfer Restrictions. GLA acknowledges and agrees that the Warrant Securities are subject to restrictions on transfer as set forth in the warrant agreement in the form attached hereto as Exhibit B.

3.3.7 No Reliance. GLA acknowledges and agrees that, in making GLA’s decision to accept the Warrant Securities, GLA has not relied on any information other than the information provided to GLA by Knology in this Agreement and the information described in Section 3.3.5 above.

3.4 Brokers and Finders. Except for the fees payable pursuant to Section 1.7 of this Agreement, neither GLA nor any of its subsidiaries has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

ARTICLE IV

GENERAL PROVISIONS

4.1 Confidentiality. Each party to this Agreement shall maintain in confidence, and will cause its agents, representatives, accountants, counsel and other advisors to maintain in confidence, any written, oral or other information obtained from the other party in connection with this Agreement or the transactions contemplated under this Agreement

4.2 Publicity. Each party agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party, except: (i) in any documents utilized in connection with Knology’s financing for the Proposed Transaction and (ii) as such release or announcement may be required by law or in connection with any legal proceedings, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance or to contest any such proceedings.

4.3 Costs. Subject to the last sentence of Section 1.6, if the Proposed Transaction is not consummated for any reason, each party agrees to bear its own costs and expenses in connection with this Agreement and the transactions contemplated thereby, including, without limitation, any legal fees, out-of-pocket costs, brokerage fees, consulting fees or finder’s fees payable to any entity or person retained by it in connection with the purchase of the Verizon Businesses.

4.4 Notices to Knology and GLA. Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in clause (d), or (d)

three days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by ten days’ advance written notice to the other party given in the foregoing manner.

If to Knology:

1241 O.G. Skinner Drive

West Point, Georgia 31833

Attention: Chad S. Wachter, Esq.

Facsimile No.: (706) 645-0148

With a copy to:

Alston & Bird LLP

601 Pennsylvania Avenue, NW

North Building, 10th Floor

Washington, DC 20004

Attention: David E. Brown, Jr.

Facsimile No.: (202) 756-3333

If to GLA:

GLA New Ventures, L.L.C.

    5555 Wing Haven Blvd.

    O’Fallon, Missouri 63366

    Attention: Dennis D. Moffit

Facsimile No.: (636) 625-5709

With a copy to:

Gallop, Johnson & Neuman, L.C.

101 South Hanley, Suite 1600

    St. Louis, Missouri 63105

Attention: William E. Buckley

Facsimile No.: (314) 615-6001

4.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

4.6 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, shall constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Non-Disclosure Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the transactions contemplated by this Agreement, in accordance with its terms. All representations and warranties of the parties shall survive consummation of any Proposed Transaction.

4.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that GLA may assign this Agreement to one of its wholly owned subsidiaries with Knology’s prior written consent (which consent shall not be unreasonably withheld). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

4.8 Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any third party other than the parties hereto any rights or remedies hereunder.

4.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.

4.10 Amendment; Waiver. This Agreement cannot be amended without the prior written consent of each party hereto. No provision of this Agreement may be waived except by an instrument in writing signed by the party to be bound. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

4.11 Lockup. If requested by Knology or any underwriter of any common stock or other equity securities of Knology, GLA shall not sell or otherwise transfer or dispose of any common stock or other equity securities of Knology (other than pursuant to such registration) during (a) in the case of Knology’s first underwritten public offering of common stock or other equity securities of Knology for its own account, the 180-day period following the effective date of such registration statement, and (b) in the case of all subsequent registrations of Knology’s common stock or other equity securities of Knology, the 90-day period following the effective date of such registration statement; provided, however, that if any holder of Management Stock or any Significant Stockholder (as such terms are defined in the Stockholders’ Agreement) is subject to hold-back restrictions of shorter duration, such shorter periods also shall apply to GLA. The obligations described in this Section 4.11 shall not apply to a registration on Form S-4 or Form S-8 or similar forms which may be promulgated in the future and, except in the case of Knology’s first underwritten public offering, shall not apply to a holder of common stock issued upon exercise of the GLA Warrant representing less than 1 % of the then-outstanding shares of common stock (on an as-converted basis).

4.12 Mediation. Any and all disputes arising under or related to this Agreement that cannot be resolved between the parties shall be first submitted to mediation according to this Section 4.12. Completion of such mediation is a condition precedent to bringing any legal action seeking judicial resolution pursuant to this Agreement. If the parties fail to resolve their dispute within fifteen (15) days after the earliest date upon which a party gives written notification to the other of its desire to attempt to resolve the dispute, then the dispute shall be promptly submitted to mediation by a single mediator chosen by the mutual consent of the parties. The mediation shall take place in [Wilmington, Delaware], unless otherwise mutually agreed to in writing by the parties. The obligation of the parties to submit any dispute arising under or related to this Agreement to mediation as provided in this Section 4.12 shall survive the expiration or earlier termination of this Agreement. The parties agree, however, that in order to enforce the provisions of this Section 4.12 and/or to preserve the status quo, either party may seek and obtain an injunction or other appropriate relief from a court of law or equity with respect to any prematurely filed legal action pending submission of the dispute to or the conclusion of a mediation, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the mediation. If the parties fail to reach an agreement through the aforementioned mediation process, either party may seek judicial resolution of the dispute.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

KNOLOGY, INC.

By:	/s/ Rodger L. Johnson

Name:	Rodger L. Johnson

Title:	President and CEO

GLA NEW VENTURES, L.L.C.

By:	/s/ Jim A. Moffit

Name:	Jim A. Moffit

Title:	CEO

EXHIBIT A

KEY EMPLOYEES

Name	Current GLA Position
John D. Elser	VP Operations

John D. Feehan	Dir. Regulatory/Industry Relations

Jeffrey K. Howald	CFO

Kevin J. Loos	VP Human Resources

Dennis D. Moffit	VP Legal Affairs

Jim A. Moffit	CEO

Charles Morrison	Executive Vice President

Michael B. Roddy	COO

Diana Vaughn	Dir. Financial Planning

EXHIBIT B

WARRANT AGREEMENT

THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THE SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

No. W-	WARRANT TO PURCHASE
ISSUED: 2003	COMMON STOCK

WARRANT AGREEMENT

THIS IS TO CERTIFY that, for value received and subject to these terms and conditions, GLA NEW VENTURES, L.L.C., or such person to whom this Warrant is transferred (the “Holder”), is entitled to exercise this Warrant to purchase a number of fully paid and nonassessable shares of the common stock, $0.01 par value per share (“Common Stock”), of KNOLOGY, INC., a Delaware corporation (the “Company”), as described below.

W I T N E S S E T H:

WHEREAS, the Company has agreed to grant to Holder warrants (the “Warrants”) to purchase shares of Common Stock in the amounts and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the premises and mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Grant of Warrant Stock. Subject to the terms and conditions set forth herein, Holder shall have the right to purchase up to              shares of Common Stock of the Company (the “Warrant Stock”), subject to adjustments as provided herein.

2. Warrant Price. The price per Warrant Stock (the “Warrant Price”) shall equal $             per share.1 The Warrant Price shall be subject to adjustment as provided in Section 9 below.

3. Method of Exercise.

3.1 General. Subject to Section 3.3, this Warrant may be exercised by the Holder on any business day during the period (the “Exercise Period”) beginning on or after [the first anniversary of] the date of issuance and ending at 5:00 P.M. New York time on the third anniversary of the date of this Warrant (the “Expiration Date”), by delivering to the Company at 1241 O. G. Skinner Drive, West Point, Georgia 31833 (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company) (the “Registered Office”) (a) this Warrant certificate, (b) a Notice of Exercise substantially in the form attached as Exhibit A duly completed and executed by the Holder and specifying the number of shares of Warrant Stock to be purchased (“Notice of Exercise”), and (c) payment of an amount (the “Purchase Price”) equal to the Warrant Price multiplied by the number of shares of Warrant Stock for which this Warrant is being exercised, which Purchase Price shall be paid in cash, by certified or official bank check or by wire transfer, in shares of the Common Stock (or by instructing the Company to retain shares otherwise issuable upon exercise of the Warrants as payment), in other property or services acceptable to the Board of Directors as allowed by applicable law, or any combination thereof Holder may exercise Warrants to purchase fewer than all of the Warrant Stock.

3.2 Cashless Exercise. Subject to Section 3.3, this Warrant may be exchanged on any business day during the Exercise Period, by delivering to the Company at the Registered Office (a) this Warrant certificate, (b) a Notice of Exercise duly completed and executed by the Holder, specifying the number of shares of Warrant Stock to be purchased and electing a cashless exercise. Upon exchange pursuant to this Section 3.2, the exchanging Holder shall be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to (a) the aggregate Market Price (as defined below), on the date of surrender and receipt of the Warrants by the Company, of the number of shares of Common Stock represented by the Warrants to be exchanged minus the aggregate Exercise Price for such shares, divided by (b) such Market Price of one share of Common Stock. For all purposes of this Agreement other than Section 3.1 and this Section 3.2, any reference to the exercise of any Warrant shall be deemed to include a reference to the exchange of such Warrant into Common Stock in accordance with the terms of this Section 3.2.

3.3 Exercise Conditions. Warrants shall only be exercisable and may only be exercised to the extent permitted by and in accordance with applicable law and only if, with respect to any Warrant on any date on which such Warrant is to be exercised by the Holder thereof, (1) (a) the Company shall have a registration statement in effect

[1]	[Warrant Price to equal the per share price at which Knology actually issues common stock in any public offering or private placement the proceeds of which are used to fund the acquisition of the Verizon Business.]

under the Securities Act covering the issuance and sale of the Warrant Stock to be issued upon exercise of such Warrant (a “Warrant Exercise Registration Statement”), Knology shall not have suspended the use of such registration statement at the time of such exercise, and a then-current prospectus relating to the Warrant Stock shall be delivered to such exercising Holder, or (b) the sale of the Warrant Stock to be issued upon exercise of such Warrant shall be exempt from the registration requirements of the Securities Act, and (ii) such Warrant Stock shall have been registered or qualified or shall be deemed to be exempt from the registration or qualification requirements of, the securities laws of the state of residence of the exercising Holder. By delivering a Notice of Exercise, a Holder represents and warrants to the Company that its acquisition of Warrant Stock shall not result in a violation of applicable law by the Company or the Holder. Without limiting the foregoing, if, at the time of exercise of a Warrant, there is not in effect a Warrant Exercise Registration Statement, the Holder shall be deemed, by means of exercise of the Warrant, to represent to the Company that any Warrant Stock to be acquired by such Holder upon exercise of the Warrant will be acquired for its own account, for investment purposes, and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws that may be applicable and that such Holder (w) is an “accredited investor” within the meaning of Regulation D under the Securities Act, (x) has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company that a reasonable person would consider in evaluating the transactions contemplated hereby, (y) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Warrant Stock and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Warrant Shares and (z) believes that its investment in the Warrant Stock would be suitable for it based upon its objectives and financial needs, and such Holder has adequate means for providing for its current financial needs and business contingencies and has no present need for liquidity of investment with respect to the Warrant Stock.

4. Delivery of Stock Certificates, No Fractional Shares.

4.1 Delivery of Stock Certificates. Within ten days after the payment of the Purchase Price following the exercise of this Warrant (in whole or in part), the Company at its expense shall issue in the name of and deliver to the Holder (a) a certificate or certificates for the number of fully paid and nonassessable shares of Warrant Stock to which the Holder shall be entitled upon such exercise, and (b) a new Warrant of like tenor to purchase up to that number of shares of Warrant Stock, if any, as to which this Warrant has not been exercised if this Warrant has not expired. The Holder shall for all purposes be deemed to have become the holder of record of such shares of Warrant Stock on the date this Warrant was exercised (the date the Holder has fully complied with the requirements of Section 3), irrespective of the date of delivery of the certificate or certificates representing the Warrant Stock; provided that, if the date such exercise is made is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of record of such shares of Warrant Stock at the close of business on the next succeeding date on which the stock transfer books are open.

4.2 No Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant. In lieu of fractional shares, the Company shall pay the Holder a sum in cash equal to such fraction multiplied by the Warrant Price.

4.3 Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Common Stock upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant certificates or any certificates for Warrant Stock in a name other than that of the registered holder of a Warrant certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant certificates or certificates for Warrant Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

5. Covenants as to Warrant Stock. The Company covenants that at all times during the Exercise Period there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Warrant Stock as is necessary for exercise in full of this Warrant and, from time to time, it will take all steps necessary to amend its Amended and Restated Certificate of Incorporation (“Certificate”) to provide sufficient reserves of shares of Warrant Stock. All shares of Warrant Stock issued pursuant to the exercise of this Warrant will, upon their issuance, be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except restrictions arising (a) under federal and state securities laws, (b) under the Certificate, (c) under the Stockholders Agreement, dated as of February 7, 2000, and as amended through the date hereof (the “Stockholders Agreement”), by among the Company and the other parties thereto, (d) not by or through the Company, or (e) by agreement between the Company and the Holder or its successors.

6. Adjustments.

6.1 Changes in Common Stock. In the event that at any time or from time to time after the date hereof the Company shall declare a dividend or make a distribution on its Common Stock payable in shares of its Common Stock or subdivide its outstanding shares of Common Stock into a larger number of shares, then the Warrant Price then in effect immediately prior to such dividend, distribution or subdivision will be proportionately decreased (and the number of shares of Warrant Stock proportionately increased). In the event that at any time or from time to time the Company shall combine its outstanding shares of Common Stock into a smaller number of shares or increase or decrease the number of shares of Common Stock outstanding by reclassification of its Common Stock, then the Warrant Price then in effect immediately prior to the occurrence of such event shall be proportionately increased (and the number of shares of Warrant

Stock proportionately decreased). An adjustment made pursuant to this Section 6.1 shall become effective immediately after the effective date, retroactive to the record date therefor, in the case of a dividend or distribution in shares of Common Stock, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

6.2 Reclassification, Exchange and Substitution. If, at any time or from time to time, the Common Stock issuable upon exercise of the Warrant is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), the Holder shall have the right upon exercise of the Warrant to receive the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which the Warrant could have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

6.3 Reorganizations, Mergers and Consolidations. If, at any time or from time to time, there is (a) a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 6) or (b) a consolidation or merger (other than where the Company is the continuing corporation after such consolidation or merger and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) (each a “Reorganization”), as a part of such Reorganization provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of the Warrant the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon exercise of the Warrant would have been entitled in connection with such Reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holder after the Reorganization to the end that the provisions of this Section 6 (including adjustment of the Warrant Price then in effect and the number of shares of Warrant Stock issuable upon exercise of the Warrant) shall be applicable after that event and be as nearly equivalent as practicable.

6.4 Timing of Adjustments. The adjustments required by this Section 6 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Warrant Price that would otherwise be required shall be made (except in the case of a subdivision or combination of shares of the common stock, as provided for in Section 6.1) unless and until such adjustment, either by itself or with other adjustments not previously made, adds or subtracts at least $0.01 to or from the Warrant Price immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this section and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of this occurrence.

6.5 Certificate of Adjustment. In each case of an adjustment or readjustment of the Warrant Price, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each the Holder. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the Warrant Price in effect immediately prior to and immediately after such adjustment, (b) the number of shares of Warrant Stock for which each Warrant is exercisable immediately prior to and immediately after such adjustment, and (c) the type and amount, if any, of other property which at the time exercise, the Holder would be received upon exercise of the Warrant.

7. Assignment of Warrants. The Warrants are assignable by Holder, provided that any such assignment shall (i) be an assignment of no less than one-half of the Warrants, and (ii) be in compliance with all applicable federal and state securities laws and regulations. Any assignment of this Warrant shall be substantially in the form attached as Exhibit B duly completed and executed by the Holders and the transferee. Any purported assignment or transfer in violation of this Section shall be null and void.

8. Lockup. Each Holder covenants and agrees that, with respect to the Warrants held by such Holder, for a period of 180 days from the completion of any public offering of the Common Stock of the Company, such Holder will not offer, sell, contract to sell, pledge, grant any option to purchase, hedge, make any short sale or otherwise dispose of, except as provided hereunder, any Warrants, Warrant Stock or any securities of the Company that are substantially similar to the Warrants or the Warrant Stock (including any options or warrants to purchase any Common Stock or any substantially similar securities, or any securities that are convertible into or exchangeable for, or that represent the right to receive, any Common Stock or any substantially similar securities).

9. Securities Laws Restrictions; Legend on Warrant Stock.

9.1 Securities Laws Restrictions. This Warrant and the securities issuable upon exercise hereof have not been registered under the Securities Act or applicable state securities laws, and no interest may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under such Act and applicable state securities laws covering any such transaction involving said securities, (b) the Company receives an opinion of legal counsel for the holder of the securities satisfactory to the Company stating that such transaction is exempt from registration, or (c) the Company otherwise satisfies itself that such transaction is exempt from registration.

9.2 Legend. A legend setting forth or referring to the above restrictions shall be placed on this Warrant, any replacement and any certificate representing the Warrant Stock, and a stop transfer order shall be placed on the books of the Company and with any transfer agent until such securities may be legally sold or otherwise transferred.

10. Stockholders’ Agreement. Upon exercise of this Warrant, the Holder, if not already party to the Stockholders Agreement, shall become a party thereto by executing a Joinder Agreement substantially in form of Exhibit C, and, with respect to the Warrant Stock issued upon such exercise, the Holder shall be an “Investor” and a holder of “Investor Stock” as these terms are defined in the Stockholders Agreement.

11. Exchange of Warrant; Lost or Damaged Warrant Certificate. This Warrant is exchangeable upon its surrender by the Holder at the office of the Company. Upon receipt by the Company of satisfactory evidence of the loss, theft, destruction or damage of this Warrant and either (in the case of loss, theft or destruction) reasonable indemnification or (in the case of damage) the surrender of this Warrant for cancellation, the Company will execute and deliver to the Holder, without charge, a new Warrant of like denomination. The Company shall pay all expenses, taxes (other than transfer taxes), and other charges payable in connection with the preparation, issuance and delivery of new Warrants hereunder.

12. Notices of Record Date, etc. In the event of

(a) any taking by the Company of a record of the holders of Warrant Stock for the purpose of determining the holders who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

(b) any Reorganization;

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

(d) any proposed issue or grant by the Company to the holders of Common Stock of any shares of stock of any class or any other securities, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities; or

(e) any other event as to which the Company is required to give notice to any holders of Warrant Stock,

then, and in each such event, the Company will mail to the Holder a notice specifying (i) the date on which any such record is to be taken, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as to which the holders of record of Common Stock shall be entitled to exchange their shares for securities or other property deliverable on such Reorganization, dissolution, liquidation or winding-up, and (iii) the amount and character of any stock or other securities, or rights or warrants, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be delivered to the Holder at least 20 days prior to the date specified in the notice.

13. Investment Intent. By accepting this Warrant, the Holder represents that it is acquiring this Warrant for investment and not with a view to, or for sale in connection with, any distribution thereof.

14. Miscellaneous.

14.1 Definitions. As used in this Agreement,

(a) “Board of Directors” means the board of directors of the Company or a duly authorized committee thereof.

(b) “Market Price” means with respect to any share of Common Stock: (i) if shares of Common Stock are then listed or admitted to trading on any national securities exchange or traded on any national market system, the closing price for the trading day specified herein; the closing price for such day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which such shares are then listed, admitted to trading or traded; or (ii) if shares of Common Stock are not then listed or admitted to trading on any national securities exchange or traded on any national market system, either (x) the fair market value thereof, as shall be determined in good faith by the Board of Directors, as evidenced by a resolution of the Board of Directors, or (y) if the Holder disputes the determination of the Board of Directors, the fair market value thereof as determined by an independent, reputable and nationally recognized investment banking firm, as selected in good faith by the Company and such Holder (provided, that if more than one Holder disputes such determination, then by such Holders exercising a majority of the Warrants then being exercised), the fees and expenses of which shall be borne by the Holder or Holders.

(c) “Securities Act” means the Securities Act of 1933, as amended.

14.2 Holder as Owner. The Company may deem and treat the holder of record of this Warrant as the absolute owner for all purposes regardless of any notice to the contrary.

14.3 No Stockholder Rights. This Warrant shall not entitle the Holder to any voting rights or any other rights as a stockholder of the Company or to any other rights except the rights stated herein; and no dividend or interest shall be payable or shall accrue in respect of this Warrant or the Warrant Stock, until this Warrant is exercised.

14.4 Notices. Unless otherwise provided, any notice under this Warrant shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in clause (d), or (d) three days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by ten days’ advance written notice to the other party given in the foregoing manner.

If to the Holder:

GLA New Ventures, L.L.C.

5555 Wing Haven Blvd.

O’Fallon, Missouri 63366

Attention: Jim Moffiit

Facsimile No.: (        )          -

If to the Company:

Knology, Inc.

1241 O.G. Skinner Drive

West Point, Georgia 31833

Attention: Chad Wachter, Esq.

Facsimile No.: (706) 645-0148

14.5 Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 14.5 shall be binding on each future Holder and the Company.

14.6 Third-Party Beneficiaries. Other than the Holder, this Agreement is not intended to confer upon any person, except the parties hereto, any rights or remedies hereunder.

14.7 Governing Law. This Warrant shall be governed by and construed under the laws of the state of Delaware without regard to principles of conflict of laws.

14.8 Illegality. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not, at the election of the party for whom the benefit of the provision exists, be in any way impaired.

14.9 Successors and Assigns. The terms and conditions of this Warrant shall inure to the benefit of and be binding on the respective successors and assigns of the parties.

14.10 Termination. This Agreement shall terminate and be of no further force and effect at the close of business on the Expiration Date or the date on which none of the Warrants shall be outstanding (whether by reason of the exercise thereof or the repurchase thereof by the Company), except that the provisions of Sections 3.3, 4, 8, 9, 10, 13 and 14 shall continue in full force and effect after such termination.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

KNOLOGY, INC.

By:

EXHIBIT A

NOTICE OF EXERCISE

To:     Knology, Inc.

The undersigned hereby irrevocably elects to purchase              shares of Common Stock of Knology, Inc. (the “Company”) issuable upon the exercise of the attached Warrant and requests that certificates for such shares be issued in the name of and delivered to the address of the undersigned, at the address stated below and, if said number of shares shall not be all the shares that maybe purchased pursuant to the attached Warrant, that a new Warrant evidencing the right to purchase the balance of such shares be registered in the name of, and delivered to, the undersigned at the address stated below. The undersigned agrees with and represents to the Company that said shares of the Common Stock of the Company are acquired for the account of the undersigned for investment and not with a view to, or for sale in connection with, any distribution or public offering within the meaning of the Securities Act of 1933, as amended.

Mark all that apply:

( ) Cash Payment [Payment enclosed in the amount of $ .]

( ) Cashless Exercise [Number of shares of Warrant Stock exercised: .]

Dated:

Name of Holder of Warrant:
(please print)

Address:

Signature:

EXHIBIT B

ASSIGNMENT

For value received the undersigned sells, assigns and transfers to the transferee named below the attached Warrant, together with all right, title and interest, and does irrevocably constitute and appoint the transfer agent of Knology, Inc. (the “Company”) as the undersigned’s attorney, to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:

Name of Holder of Warrant:
(please print)

Address:

Signature:

Name of transferee:
(please print)

Address:

EXHIBIT C

JOINDER AGREEMENT

EXHIBIT C [sic.]

SANDLER RELEASE